Exhibit 10.7

THIS AGREEMENT dated the 06th day of August 2010 is

BETWEEN:

(1)

SINGAPORE VOLITION PTE LIMITED a private limited company incorporated and registered in Singapore with registration number 201016543R and whose principal address is 165 Gangsa Road, Unit 01-70, Singapore, 670165 (hereinafter "SV")

AND

(2)

PB COMMODITIES PTE LTD a private limited company incorporated and registered  in Singapore with registration number 200301165K and with its register office address at 150 Orchard Road, #08-02, Orchard Plaza, Singapore 238841 (hereinafter "PBC")

WHEREAS

SV wishes to obtain certain services as provided in Schedule 1 of this Agreement and wishes to appoint PBC to arrange for the services upon the terms herein provided;

SV wishes to have the use of the office premises as provided by PBC including the use of the office facilities therein including the telephone, facsimile, computer and other general office services as well as the provision of office support staff for the running and maintenance of the office premises that will be used by SV;

PBC is able and willing to provide the services to SV on the terms and conditions set out herein.

NOW THE PARTIES HAVE AGREED AS FOLLOWS

1.

SERVICES TO BE PROVIDED

1.1

SV appoints PBC to source for and/or provide the services as set out in Schedule 1 (the "Services"), upon the terms herein provided. Further services which are required by SV may be added to the list of Services upon terms to be mutually agreed between the parties.

2.

SV's OBLIGATIONS

2.1

SV agrees to pay a set up fee of USD11,250.00 to PBC for facilitating the incorporation of SV and for the implementation and set up of the corporate facilities to enable SV to carry on its business.

2.2

The fees for the use of the premises and for the services and office staff provided by PBC shall be charged on a monthly basis in the amount of USD5,700.00 (the “Monthly Service Fee”) and shall be invoiced at the beginning of each month and paid promptly within 7 days of the date of receipt of the invoice

2.3

SV agrees to pay a deposit equal to the Monthly Service Fee (the “Deposit”) no later than 10 days following the execution of this Agreement. The Deposit shall be returned upon the termination of this Agreement but may be offset against any invoices that remain outstanding.

2.4

SV agrees to pay for consultancy services provided by PBC under Item 4 of Schedule 1, as requested by the duly authorized representative of SV pursuant to Section 2.7 of this Agreement;

(a)

at the same rate of remuneration at which the employee or consultant is engaged by PBC plus 2% (the “Monthly Consultancy Fee”);

(b)

under the same benefits as are due to the employee or consultant under the terms of their engagement with PBC (the “Monthly Benefits Fee”); and

(c)

with the same notice period for termination as per the engagement contract between the employee or consultant and PBC.

At the end of each month SV shall be invoiced for the Monthly Consultancy Fee and Monthly Benefits Fee which shall be promptly paid within 7 days of the date of receipt of the invoice.

2.5

SV agrees to repay promptly (without demand, deduction or set-off) to PBC all reasonable expenses incurred by, or invoiced to PBC in respect of the provision of the Services (including Consultancy Services) under this Agreement (which for the avoidance of doubt shall include a Consultants communication, travel and entertainment expenses properly and necessarily incurred in the course of their engagement). Expenses will be included in the invoices submitted by PBC for the services it has provided under this Agreement. PBC shall maintain a proper account of the expenses incurred for the duration of the Agreement

 2.6

All fees and expenses as invoiced by PBC are exclusive of any taxes and other government charges/levies which taxes and government charges/levies will be borne by SV and added to the invoice that is issued to SV by PBC.

2.7

SV shall appoint a duly authorized representative or representatives to provide all necessary written instructions to PBC in order for PBC to carry out its obligations under this Agreement as well as to approve all terms of engagement of the various service providers procured by PBC. PBC shall only act upon written instructions received from the duly authorized representative(s) and shall not be liable for any delay in the performance of its obligations or services as a result of not receiving written instructions.

3.

INFORMATION

3.1

SV will make available to PBC any and all information that may reasonably be required for PBC to carry out its duties in terms hereof.

4.

DELEGATION PBC may:

4.1

subject to such terms and conditions mutually agreed between SV and PBC, from time to time delegate to any person, firm or company all or any of the services undertaken by it in terms hereof and may appoint or employ outside consultants or outside firms or independent agents.

4.2

subcontract the services it provides to SV.

5.

LOSS OR DAMAGE

5.1

All work to be conducted by PBC shall be performed with due care and diligence in good workmanlike manner.

5.2

Notwithstanding the provision of 5.1, PBC shall not be responsible for any liability, loss or damage suffered or incurred by SV, which may arise as a result of or in consequence of any act or omission of PBC, its employees or agents and which is related, either directly or indirectly to the implementation of this agreement, whether or not such liability, loss or damage is caused or incurred or as a result of any act or omission or negligence of PBC, its employees or agents.

5.3

SV acknowledges that the providers of the Services, which are sourced and/or introduced by PBC to SV, are independent contractors and that PBC is not responsible and is not liable for the actions or inactions of such independent contractors and that in the event of any loss, damage or liability whether criminal or civil suffered (and legal fees and costs incurred) by SV resulting from the act, neglect or default of any of the providers of the Services or their agents, employees, licensees or otherwise, SV shall only look to the said providers and shall not seek redress, remedy, compensation or otherwise from PBC.

6.

INDEMNITY

6.1

SV hereby indemnifies and holds PBC harmless against all claims of whatever nature which may be brought against PBC by any person whomsoever arising out of or in any way attributable to PBC having acted in terms of this Agreement, and all legal costs (both solicitor-client and party-party), liability, damages or expenses which PBC may suffer, sustain or incur in respect of or arising out of such claims.

7.

DURATION AND EXTENSION

7.1

The services to be provided by PBC under this Agreement shall commence on 1 September 2010 and shall continue for an initial period of 12 months (“Initial Term”) and, unless otherwise terminated in accordance with the terms of this Agreement, shall automatically be extended for a period of 12 months on the anniversary of each date on which it would have expired (“Automatic Extension Date”).

7.2

SV may terminate this Agreement by giving PBC not less than 3 months notice in writing prior to the expiration of the Initial Term or, if automatically extended under Section 7.1, not less than 3 months notice in writing prior to the subsequent Automatic Extension Date.

7.3

PBC may terminate this Agreement by giving SV not less than 3 months notice in writing.

7.3

Upon the expiration of the Initial Term and/or the Automatic Extension Date, the Monthly Service Fee and Monthly Consultancy Fee shall be subject to a review by PBC and if agreed between the Parties, an amendment.

8.

ARBITRATION

8.1

The parties shall continuously act in good faith for the duration of this Agreement and in this regard any dispute, difference or question which may arise at any time hereafter between the parties arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall first be resolved by good faith negotiations between the parties which negotiations shall commence within thirty (30) days of the notice of dispute, difference or question.

8.2

Should the parties be unable to resolve the dispute, difference or question by good faith negotiations then the parties shall jointly refer such dispute, difference or question to the Singapore Mediation Centre for resolution. Should the mediator who shall be appointed by the Singapore Mediation Centre in accordance with its rules be unable to resolve the said dispute, difference or question to the satisfaction of the parties then clause 8.3 shall apply

8.3

Any dispute, difference or question which may arise at any time hereafter between the parties arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination which is not solved amicably between the parties in accordance with the provisions herein shall within thirty (30) days of the conclusion of the mediation in clause 8.2 herein be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The reference to the SIAC Rules as understood in this Agreement refers to the rules which are most appropriate for the arbitration and the decision as to the most appropriate rules for the arbitration shall wholly and finally rest with the arbitrator appointed in accordance with this clause.

8.4

The tribunal shall consist of one arbitrator to be appointed by the Head/Chairman of the SIAC and the proceedings for the arbitration shall be conducted in the English language.

9.

GOVERNING LAW

9.1

This Agreement shall be governed and interpreted in every respect in accordance with the laws of Singapore.

10.

NOTICE

10.1

Notice to either party for the purposes of this Agreement or in respect of any legal proceedings, arbitration or otherwise shall be sent to the respective addresses set out below:

PBC:

150 Orchard Road, #08-02, Orchard Plaza, Singapore 238841

SV:

165 Gangsa Road, Unit 01-70, Singapore, 670165

10.2

A notice is deemed to have been received:

(a)

if delivered personally, at the time of delivery; or

(b)

in the case of fax, at the time a notice of successful transmission is  received by the fax machine of the sender; or

(c)

in the case of pre-paid first class post, recorded delivery or registered post, or registered airmail, when received by the other party.

10.3

Either party shall be entitled to change its aforesaid address to another address on giving the other party seven (7) days written notice of such proposed change of address.

11.

CONFIDENTIAL INFORMATION

11.1

Any information or data obtained by either party to this Agreement arising from the implementation of this Agreement shall be treated as strictly confidential by both the parties and their affiliates and shall not be divulged or permitted to be divulged to any person not being a party to this Agreement, without the prior written consent of the other party to this Agreement, it being the intent and purpose of the parties to this Agreement to prevent unjust enrichment resulting from unauthorized disclosure or use of data obtained, provided, however, that any information and data which is required to be furnished by law or contract or by any Stock Exchange on which the shares of either party to this Agreement are listed or quoted, may be so furnished. Every effort shall however be made to consult fully with the other party to this Agreement on all proposed releases of information with a view to avoiding untimely or damaging disclosures.

12.

ASSIGNMENT

12.1

Either party including the respective parties' assigns and successors-in-title may assign, in whole or in part, its rights and obligations under this Agreement, upon written notification to the other party.

13.

WHOLE AGREEMENT

13.1

This Agreement constitutes the whole agreement between the parties and supersedes any arrangements, understanding or previous agreement, whether orally, in writing or otherwise, between them relating to the subject matter they cover.

13.2

Each party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

14.

VARIATION AND WAIVER

14.1

Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

14.2

Any waiver of any right under this Agreement is only effective if it is in writing, and it applies only to the party to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

14.3

No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

14.4

Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

15.

SEVERANCE

15.1

If any provision of this Agreement (or part of a provision) is found by any court, tribunal, arbitrator(s) or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

15.2

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

16.

AGREEMENT SURVIVES TERMINATION

16.1

This Agreement (other than obligations that have already been fully performed) remains in full force after expiry or termination and the expiry or termination of this Agreement shall be without prejudice to any other rights which have already accrued to either of the parties under this Agreement.

17.

THIRD PARTY RIGHTS

17.1

This Agreement is made for the benefit of the parties to them and their successors and permitted assigns, and is not intended to benefit, or be enforceable by anyone else and the provisions of the Contracts (Rights of Third Parties) Act shall not apply to this Agreement.

17.2

The right of the parties to terminate, rescind, or agree any amendment, variation, waiver or settlement under this Agreement is not subject to the consent of any person that is not a party to the Agreement.

Signed by the parties to have effect on the 06th day of August 2010.

/s/ Cameron Reynolds

Cameron Reynolds

FOR AND ON BEHALF OF

Singapore Volition Pte Limited

/s/ Rodney Rootsaert

Rodney Rootsaert

FOR AND ON BEHALF OF

PB Commodities Pte Ltd

SCHEDULE 1

SERVICES

1.

Arranging and setting-up of offices in Singapore for the support of the various activities of SV and its subsidiaries and related businesses including sharing of office space where necessary and the arranging of the purchase of equipment, supplies and other inventory and services for the regular day to day functioning of such offices including the recruitment of staff and appointment of service providers for these offices;

2.

Provision of book keeping and office administration services for SV;

3.

Sourcing and arranging for legal, accounting and other professional services for SV which require the expertise, experience and knowledge of professionals operating from or out of Singapore; and

4.

Providing or sourcing such consultancy services as requested by SV as are appropriate  to support SV in the structuring, management, fund raising and the development and implementation of its business plan